Exhibit 99.1
American Patriot Financial Group, Inc. Announces Second Quarter Earnings

American Patriot Financial Group, Inc. the holding company for American Patriot Bank has reported unaudited second quarter earnings of $82,501 and $216,066 for the six month period ended June 30, 2008. The bank has seen total assets increase 2.16% to $115,224,637 over the past 3 month period. This increase in the total assets was the result primarily of growth in the bank’s loan portfolio of 1.24% to $100,219,900. This represents the first quarter in the bank’s history that loans have exceeded $100 million.

Jerry Simmerly, President and Chief Executive Officer commented that “the bank continues to grow at a moderate pace in a trying market and economic environment.  The record level of loans has been achieved while the bank continues to see improving asset quality measures. The bank’s risk measurement practices are providing a strong dividend as both non-accrual loans, and other real estate owned (OREO) are at record lows.”

The bank reported total loans delinquent more than 30 days at quarter end of only .47% of total loans or $472,000. Non-accrual loans were reported at only .49% of total loans or $499,378 and represent only 2 consumer loans which are substantially resolved while total OREO was .34% of total assets or $395,871.

Mr. Simmerly continued “the bank has not and continues to not be heavily vested in the residential construction and development market that has caused so many banks to report such significant losses. Our levels of delinquent loans along with much improving fundamentals with our very few criticized assets will provide a stable safe investment for our shareholders and a safe well capitalized financial institution for our depositors.”

The bank’s tier 1 leverage ratio and the total risk-based capital ratio both exceeded minimum standards to be classified a well capitalized bank.

Mr. Simmerly concluded that “American Patriot Bank is a financially sound institution of which its employees and shareholders can be proud. The challenges facing the bulk of financial institutions nationwide such as the sub-prime mortgage crisis and the collapse of the residential housing and development markets are not a concern since the bank did not participate in the sub-prime industry and has very little exposure in the residential housing and development of which all are performing. The bank is excited about the future with the implementation of its totally free checking products for all consumers.”

Mr. Simmerly continued “on June 24th, the bank announced that all consumer checking accounts would be free from fees providing free nationwide ATM access, free visa debit cards, free unlimited personal checks, free online banking, and free bill-pay. These four new accounts for consumers that include a high yield checking account will continue to provide the building blocks for our strength through communities focus.  Finally, I would like to personally commend our employees, customers, and our communities for the recent efforts of the bank to give back to the community. In Maryville, the bank provided 10 boxes of supplies to our troops fighting in Iraq while in Greeneville; the bank provided 6 boxes of supplies for the Greeneville/Greene County Teacher Supply Depot and a full case of paper to every Greeneville and Greene County public and private school.”

Certain matters in this news release are not historical facts but are “forward-looking statements” within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Risks and uncertainties related to the Company’s business are discussed in the Company’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update forward-looking statements.